Exhibit 15

December 7, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 29, 2018 on our review of interim financial information of Frutarom Industries Ltd., which is included in International Flavors & Fragrances Inc.’s Current Report on Form 8-K dated November 30, 2018, for the three month and nine month periods ended September 30, 2018 is incorporated by reference in this Registration Statement on Form S-4.

Very truly yours,

/s/ Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Building 25, MATAM, P.O BOX 15084 Haifa, 3190500, Israel

  Telephone: +972 -4- 8605000, Fax:+972 -4- 8605001, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity